Exhibit 10.1
AMERICAN REPROGRAPHICS COMPANY
2005 STOCK PLAN
Amendment No. 3

Adopted: February 19, 2009
Effective April 30, 2009, the American Reprographics Company 2005 Stock Plan, as amended (the “Plan”) is further amended as follows:
1.	Section 8(a) of the Plan is restated in its entirety to read as follows:
(a) Non-Discretionary Grants. Without further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2009, each person who is then a Non-Employee Director will be automatically granted a Restricted Stock Award for that number of shares of Common Stock having a then Fair Market Value equal to $50,000, which award will vest 100% twelve (12) months after the date of the Annual Meeting, subject to the Non-Employee Director’s Continuous Service.